Exhibit 10.7

Certain information has been excluded from this exhibit because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

The offer contained herein is subject to Stanford’s conflict of interest review, is subject to HHMI’s review, is valid for a license which is fully executed by November 4, 2015, and is subject to change without notice thereafter. Stanford is under no obligation to grant a license or any other rights during or beyond the expiration date.

EXCLUSIVE (EQUITY) AGREEMENT

This Agreement between THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY (“Stanford”), an institution of higher education having powers under the laws of the State of California, and EPINOMICS (“Epinomics”), a corporation having a principal place of business at 1430 O’Brien Dr, Ste D-1, Menlo Park, CA 94025, is effective on the 15th day of October, 2015 (“Effective Date”).

1.	BACKGROUND

Stanford has an assignment of an invention related to mapping chromatin regions, also known as “Fast and efficient chromatin hypersensitivity mapping in small cell numbers using direct transposition,” invented in the laboratories of Dr. William Greenleaf and Dr. Howard Chang, and described in Stanford Docket S12-404 (the “Invention”). The Invention was made in the course of research supported by the California Institute of Regenerative Foundation (“CIRM”), The National Institutes of Health (“NIH”), and the Scleroderma Foundation. Dr. Chang was an employee of The Howard Hughes Medical Institute (“HHMI”) and a Stanford faculty member when the Invention was made. Stanford wants to have the Invention perfected and marketed as soon as possible so that resulting products may be available for public use and benefit.

2.	DEFINITIONS

2.1

“Affiliate(s) ” means any person, corporation, or other business entity which controls, is controlled by, or is under common control with Epinomics; and for this purpose, “control” of a corporation means the direct or indirect ownership of more than fifty percent (50%) of its voting stock, and “control” of any other business entity means the direct or indirect ownership of greater than a fifty percent (50%) interest in the income of such entity.

2.2	“Change of Control” means the following, as applied only to the entirety of that part of Epinomics’s business that exercises all of the rights granted under this Agreement:

(A)

acquisition of ownership —directly or indirectly, beneficially or of record—by any person or group (within the meaning of the Exchange Act and the rules of the SEC or equivalent body under a different jurisdiction) of the capital stock of Epinomics representing more than 45% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding capital stock of Epinomics; and/or

(B)	the sale of all or substantially all Epinomics’s assets and/or business in one transaction or in a series of related transactions;

provided, however, that in no event shall the sale of equity or other securities for the primary purpose of financing Epinomics be a Change of Control.

2.3

“Exclusive” means that, subject to Articles 3 and 5, Stanford will not grant further licenses under the Licensed Patents in the specific field in the Licensed Territory. “Exclusivity” has its correlative meaning.

2.4	“Exclusive Field of Use” means [***]. The Exclusive Field of Use includes [***].

2.5	“Fully Diluted Basis” means the total number of shares of Epinomics’s issued and outstanding common stock, assuming:

(A)	the conversion of all issued and outstanding securities convertible into common stock;

(B)	the exercise of all issued and outstanding warrants or options, regardless of whether then exercisable; and

(C)	the issuance, grant, and exercise of all securities reserved for issuance pursuant to any Epinomics stock or stock option plan then in effect.

2.6	“HHMI Indemnitees” means HHMI and its trustees, officers, employees, and agents.

2.7	“LDT” means a type of in vitro diagnostic test that is designed, manufactured and used in a single laboratory.

2.8	“Licensed Field of Use” means the Exclusive Field of Use and the Research Field of Use.

2.9

“Licensed Patent” means Stanford’s PCT application PCT/US2014/38825 filed May 20, 2014, any foreign patent application corresponding thereto, and any divisional, continuation, or reexamination application, extension, and each patent that issues or reissues from any of these patent applications. Any claim of an unexpired Licensed Patent is presumed to be valid unless it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken. “Licensed Patent” excludes any continuation-in-part (CIP) patent application or patent, which CIP will only be filed upon mutual consent of the parties.

2.10

“Licensed Product” means a service, product, or part thereof in the Licensed Field of Use where the making, using, importing or selling of which, absent this license, infringes, induces infringement, or contributes to infringement of a Licensed Patent.

2.11	“Licensed Territory” means the world.

2.12

“Net Sales” means all gross revenue derived and actually received by Epinomics, Affiliates, or Sublicensees, from the sale, transfer or other disposition of Licensed Product. Net Sales excludes the following items (but only as they pertain to the making, using, importing or selling of Licensed Products, are included in gross revenue, and are separately documented and, with respect to (A) through (D) below, actually paid by Epinomics, its Affiliates, or its Sublicensees):

(A)	import, export, excise and sales taxes, and custom duties;

(B)	costs of insurance, packing, and transportation from the place of manufacture to the customer’s premises or point of installation;

(C)	costs of installation at the place of use;

(D)	credit or discounts given for returns, allowances, or trades or rejections and other rebates, wholesale chargebacks and refunds;

(E)

amounts received for any Licensed Product used in research and/or development or clinical trials provided at cost or as free samples for promotional use provided that Epinomics does not derive any additional consideration (e.g., cash or otherwise) from the applicable third party from its use of Licensed Product; and

(F)

amounts received from sales of Licensed Product between Epinomics, its Affiliates, or Sublicensees for the resale of such Licensed Product to a third party provided that Net Sales will include the amounts received by Affiliates or Sublicensees for such resale. Net Sales will include amounts received by Epinomics for such Affiliate’s or Sublicensee’s internal use.

2.13	“Nonroyalty Sublicensing Consideration” means any consideration received by Epinomics from a Sublicensee hereunder for a Sublicense but excluding any consideration for:

(A)	Sublicensee’s Net Sales (Epinomics will pay royalties on Sublicensee’s Net Sales pursuant to Section 7.8);

(B)	investments in Epinomics stock;

(C)	research and development expenses calculated on a fully burdened basis;

(D)	debt;

(E)	reimbursement of out-of pocket patent prosecution and maintenance expenses for Licensed Patents; and

(F)

the sale of substantially all of the business or assets of Epinomics (or its assignee) whether by merger, sale of stock or assets or otherwise, provided that Epinomics has completed performance of all conditions in Article 16.

2.14	“Research Field of Use” means [***].

2.15	“Stanford Indemnitees” means Stanford and Stanford Hospitals and Clinics, and their respective trustees, officers, employees, students, agents, faculty, representatives, and volunteers.

2.16

“Sublicense” means any agreement between Epinomics and a non-Affiliate third party that contains a grant to Stanford’s Licensed Patents regardless of the name given to the agreement by the parties; however, an agreement to make, have made, use or sell Licensed Products on behalf of Epinomics is not considered a Sublicense.

2.17	“Sublicensee” means any third party grantee of a Sublicense.

3.	GRANT

3.1

Grant. Subject to the terms and conditions of this Agreement, Stanford grants Epinomics a license under the Licensed Patent in the Licensed Field of Use to make, have made, use, import, offer to sell, have sold, and sell Licensed Product in the Licensed Territory.

3.2	Exclusivity.

(A)

Exclusivity in Exclusive Field of Use. The license in Section 3.1 is Exclusive, including the right to sublicense under Article 4, in the Exclusive Field of Use beginning on the Effective Date and ending on the later of:

(1)	December 31, 2025 (the “Initial Exclusive Term”); or

(2)

The expiration of the Extended Exclusive Term. Section 3.2(A)(1) above notwithstanding, Epinomics may extend the Exclusive term of the license in the Exclusive Field of Use for additional one-year terms (the “Extended Exclusive Term” and collectively with the Initial Exclusive Term, the “Exclusive Term”) in the event that Net Sales of Licensed Products equal or exceed the following minimums:

(a)	$6 million in the year before the Exclusivity would have otherwise ended pursuant to Section 3.2(A)(1);

$8 million in each of the next 2 years (i.e. 1st and 2nd years after the Exclusivity would have otherwise ended pursuant to Section 3.2(A)(1));

$12 million each in each of the next 2 years (i.e. 3rd and 4th years after the Exclusivity would have otherwise ended pursuant to Section 3.2(A)(1)); and

$15 million each year thereafter.

(b)

In order to extend the Exclusivity in the Exclusive Field of Use under this Section 3.2(A), Epinomics must confirm in writing to Stanford that it has achieved the applicable annual minimum Net Sales in accordance with this Section 3.2(A). For example: If Epinomics confirmed in writing that its sales of Licensed Products in the year ending December 31, 2025 exceeded $6 million, then the Extended Exclusive Term would extend to December 31, 2026. If the following year Epinomics confirmed in writing that its sales of Licensed Products in the year ending December 31, 2026 exceeded $8 million, the Extended Exclusive Term would extend to December 31, 2027.

(B)

Exclusivity in Research Field of Use. The license in Section 3.1 is Exclusive, including the right to sublicense under Article 4, in the Research Field of Use beginning on the Effective Date and ending [***] (the “Research Field Exclusivity Period”). Stanford may reduce the Research Field Exclusivity Period by converting the license in the Research Field of Use to nonexclusive pursuant to Section 6.1.

3.3	Nonexclusivity.

(A)

After the expiration of the Exclusive Term (for clarity, in the event there is no extension of the Exclusive term in accordance with Section 3.2(A)(1) above, upon expiration of the Initial Exclusive Term, or in the event there is an extension of the Exclusive term in accordance with Section 3.2(A)(1) above upon the expiration of the applicable Extended Exclusive Term), the license will be nonexclusive in the Exclusive Field of Use until the date of expiration of the last Licensed Patent to expire.

(B)	After the expiration of the Research Field Exclusivity Period, the license is nonexclusive in the Research Field of Use until the date of expiration of the last Licensed Patent to expire.

3.4

Retained Rights. Stanford retains the right, on behalf of itself, Stanford Hospital and Clinics, and all other non-profit research institutions, to practice the Licensed Patent for any non-profit purpose, including sponsored research and collaborations. Epinomics agrees that, notwithstanding any other provision of this Agreement, it has no right to enforce the Licensed Patent against any such institution. Stanford and any such other institution have the right to publish any information included in a Licensed Patent.

3.5

HHMI Research License. Epinomics acknowledges that it has been informed that the Licensed Patent was developed, at least in part, by employees of HHMI and that HHMI has a paid-up, non-exclusive, irrevocable license to use the Licensed Patent for HHMIs research purposes, but with no right to assign or sublicense (the “HHMI License”). This Agreement is explicitly made subject to the HHMI License.

3.6	Specific Exclusion. Stanford does not:

(A)

grant to Epinomics any other licenses, implied or otherwise, to any patents or other rights of Stanford other than those rights granted under Licensed Patent, regardless of whether the patents or other rights are dominant or subordinate to any Licensed Patent, or are required to exploit any Licensed Patent;

(B)	commit to Epinomics to bring suit against third parties for infringement, except as described in Article 14; and

(C)	agree to furnish to Epinomics any technology or technological information, or to provide Epinomics with any assistance.

4.	SUBLICENSING

4.1	Permitted Sublicensing.

(A)

Only if Epinomics is developing or commercially distributing Licensed Products, directly or through its Sublicensees or Affiliates, Epinomics may grant Sublicenses in the Exclusive Field of Use only during the Exclusive Term or in the Research Field of Use only during the Research Field Exclusivity Period.

(B)

Sublicenses with any exclusivity must include diligence requirements commensurate with the diligence requirements of Appendix A. Stanford agrees that Epinomics may apportion without discrimination between Epinomics and Stanford patents a commercially reasonable percentage of sublicensing payments made to Stanford pursuant to Section 4.6, provided however that Epinomics provides Stanford with the proposed apportionment and justification prior to Epinomics’s payment pursuant to Section 8.1. Stanford and Epinomics agree to meet to discuss such proposed apportionment if in Stanford’s opinion the apportionment does not reasonably reflect the value of the Licensed Patents.

4.2	Required Sublicensing.

(A)

If Epinomics, directly or through its Affiliates or Sublicensee(s), is unable or unwilling to serve or develop a potential market or market territory for which there is a company willing to be a Sublicensee and has adequate resources and a bona fide, detailed proposal to develop a Licensed Product for such potential market or market territory, Epinomics will, at Stanford’s request, and at Epinomics’s election:

(1)	negotiate in good faith a Sublicense with any such company; or

(2)

provide Stanford with a detailed proposal describing how Epinomics will develop a Licensed Product for such potential market or market territory and the parties discuss in good faith additional diligence for Appendix A; or

(3)	demonstrate in a written document to Stanford that such company’s proposed development is competitive with Epinomics’s current or planned Licensed Products.

(B)

Stanford would like licensees to address unmet needs, such as those of neglected patient populations or geographic areas, giving particular attention to improved therapeutics, diagnostics and agricultural technologies for the developing world.

4.3	Sublicense Requirements. Any Sublicense:

(A)	is subject to this Agreement;

(B)	will reflect that any Sublicensee will not further sublicense, except with Stanford’s prior written consent;

(C)	will prohibit Sublicensee from paying royalties to an escrow or other similar account;

(D)	will expressly include the provisions of Articles 8, 9, 10, and 13, and Section 20.5 for the benefit of Stanford and/or HHMI, as the case may be; and

(E)

will include the provisions of Section 4.4 and require the transfer of all the Sublicensee’s obligations to Epinomics that are within the scope of Epinomics’ obligations to Stanford, including the payment of royalties specified in this Agreement, to Stanford or its designee, if this Agreement is terminated. If the Sublicensee is a spin-out from Epinomics, Epinomics must guarantee the Sublicensee’s performance with respect to the payment of Stanford’s share of Sublicense royalties.

4.4	Litigation by Sublicensee. Any Sublicense must include the following clauses:

(A)	In the event Sublicensee brings an action seeking to invalidate any Licensed Patent:

(1)

Sublicensee will double the payment paid to Epinomics during the pendency of such action for Net Sales. Moreover, should the outcome of such action determine that any claim of a patent challenged by the Sublicensee is both valid and infringed by a Licensed Product, Sublicensee will pay triple the payment paid under the original Sublicense for Net Sales;

(2)	Sublicensee will have no right to recoup any royalties paid before or during the period of such challenge;

(3)

any dispute regarding the validity of any Licensed Patent shall be litigated in the courts located in Santa Clara County, and the parties agree not to challenge personal jurisdiction in that forum; and

(4)	Sublicensee shall not pay royalties into any escrow or other similar account.

(B)

Sublicensee will provide written notice to Stanford at least three months prior to bringing an action seeking to invalidate a Licensed Patent. Sublicensee will include with such written notice an identification of all prior art it believes invalidates any claim of the Licensed Patent.

4.5

Copy of Sublicenses and Sublicensee Royalty Reports. Epinomics will submit to Stanford a copy of each Sublicense, any subsequent amendments and all copies of Sublicensees’ royalty reports (each of which may be reasonably redacted to exclude confidential information that is not necessary for Stanford to enforce its payment rights or to confirm compliance under this Agreement). Beginning with the first Sublicense, the Chief Financial Officer or equivalent will certify annually regarding the name and number of Sublicensees.

4.6	Sharing of Sublicensing Income. Epinomics will pay to Stanford a portion of all Nonroyalty Sublicensing Consideration for the Sublicense of Licensed Patents, as provided below:

[***]

4.7	Royalty-Free Sublicenses. If Epinomics pays all royalties due Stanford from a Sublicensee’s Net Sales, Epinomics may grant that Sublicensee a royalty-free or non-cash:

(A)	Sublicense or

(B)	cross-license.

5.	GOVERNMENT RIGHTS

This Agreement is subject to Title 35 Sections 200-204 of the United States Code. Among other things, these provisions provide the United States Government with nonexclusive rights in the Licensed Patent. They also impose the obligation that Licensed Product sold or produced in the United States be “manufactured substantially in the United States.” In addition, due to CIRM funding, this Agreement is subject to Title 17, California Code of Regulations and the provisions of section 100607 under Title 17 place requirements on Epinomics for access to Licensed Product in California. Epinomics will ensure all obligations of these provisions are met.

6.	DILIGENCE

6.1

Milestones. Because the Invention is not yet commercially viable as of the Effective Date, Epinomics will itself or through its Affiliates and/or Sublicensees, use commercially reasonable efforts to develop, manufacture, and sell Licensed Product and will use commercially reasonable efforts to develop markets for Licensed Product. In addition, Epinomics will use commercially reasonable efforts to meet the milestones shown in Appendix A, and notify Stanford in writing as each milestone is met Stanford agrees to grant reasonable extensions to the target dates of any applicable milestone and the subsequent milestones (without payment) if Epinomics’s failure to meet the applicable milestones is due to delays which are out of the reasonable control of Epinomics (e.g., changes to the regulatory pathways, delays in regulatory review, adverse events during clinical trials and the like), provided that Stanford shall not be obligated to grant such extension for more than 1 year in aggregate and any additional request for extension will be subject to discussion by the parties. If Epinomics fails to meet Milestone 6 set forth on Appendix A, Stanford may, in its sole discretion, convert the license in the Research Field of Use to nonexclusive.

6.2

Progress Report. By March 1 of each year, Epinomics will submit a written annual report to Stanford covering the preceding calendar year. The report will include information sufficient to enable Stanford to satisfy reporting requirements of the U.S. Government and CIRM, and for Stanford to ascertain progress by Epinomics toward meeting this Agreement’s diligence requirements. Each report will describe, where relevant: Epinomics’s progress toward commercialization of Licensed Product, including work completed, key scientific discoveries, summary of work-in-progress, current schedule of anticipated events or milestones, market plans for introduction of Licensed Product, and significant corporate transactions involving Licensed Product. Epinomics will specifically describe how each Licensed Product is related to each Licensed Patent.

6.3	Clinical Trial Notice. Epinomics will notify the Stanford University Office of Technology Licensing prior to commencing any clinical trials at Stanford.

7.	ROYALTIES

7.1	Issue Royalty. Epinomics will pay to Stanford a noncreditable, nonrefundable license issue royalty of [***] upon signing this Agreement.

7.2

Equity Interest. As further consideration, Epinomics will grant to Stanford [***]shares of common stock in Epinomics (the “Initial Equity”). When issued, those shares will represent [***]in Epinomics on a Fully Diluted Basis. The shares are valued as set forth in the letter from Epinomics to Stanford attached as Appendix C. Epinomics agrees to provide Stanford with the capitalization table upon which the above calculation is made and to provide letter stating the value of shares. Epinomics will issue [***]of all of the Equity pursuant to this Section 7.2 and Section 7.3 directly to and in the name of the inventors listed below allocated as stated below:

[***]

Notwithstanding the foregoing, if any of the individual inventors listed above do not wish to receive such shares, Epinomics will issue those shares to and in the name of Stanford.

7.3

Anti-Dilution Protection. Epinomics will issue Stanford and the inventors listed in Section 7.2, without further consideration, any additional shares of common stock of Epinomics to ensure that the number of shares of common stock issued to Stanford and the inventors pursuant to Section 7.2 and this Section 7.3 (the “Dilution Shares” together with the Initial Grant, the “Equity”) does not represent less than [***] of the shares issued and outstanding on a Fully-Diluted Basis at any time through the completion of issuance of all shares to be issued in connection with the First Round of bona fide equity investment in Epinomics from a single or group of investors which is both (i) with total proceeds to Epinomics of at least [***]and (ii) at a price per share which, when multiplied by Epinomics’s capitalization on a Fully Diluted Basis, implies a post-financing equity valuation of Epinomics of at least [***]. A “First Round” is a bona fide round of equity, warrant, option or convertible equity investment which includes all the tranches prior to the completion of the financing. This right will expire upon the issuance of all shares to be issued in connection with such First Round, but will apply to all shares to be issued in or in connection with such First Round.

7.4	Purchase Right.

(A)

Stanford shall have the right, but not the obligation, to purchase for cash up to its Share of the securities issued in any Qualifying Offering on the terms, and subject to the conditions, set forth in this Section 7.4 and Section 7.5 (the “Purchase Right”). For purposes of this Section 7.4 and Section 7.5:

(1)	“Adjustment Event” means the final closing of the first Threshold Qualifying Offering occurring after the date of this Agreement.

(2)

“Board of Directors” means (i) if Epinomics is organized as a corporation, its board of directors, and (ii) if Epinomics is organized as a limited liability company, Epinomics manager(s) or member(s) or both that have the power to direct the principal management and activities of Epinomics, whether through ownership of voting securities, by agreement, or otherwise.

(3)

“Qualifying Offering” means a private offering of Epinomics’s equity securities (or securities convertible into or exercisable for Epinomics’s equity securities) for cash (or in satisfaction of debt issued for cash) having its final closing on or after the date of this Agreement and which includes investment by one or more venture capital, professional angel, corporate or other similar institutional investors other than Stanford. For the avoidance of doubt, if Epinomics is a limited liability company, then “equity securities” means limited liability company interests in Epinomics.

(4)	“Share” means:

(i)	[***] with respect to any Qualifying Offering having a closing on or before the date of an Adjustment Event; or

(ii)

with respect to any Qualifying Offering having a closing after an Adjustment Event, but before a Termination Event, the percentage necessary for Stanford to maintain its pro rata ownership interest in Epinomics on a Fully-Diluted Basis.

(5)

“Threshold Qualifying Offering” means any Qualifying Offering which either (i) is at least [***] in size or (ii) involves the sale to outside investors of at least [***] of the equity securities outstanding after such round on a Fully-Diluted Basis.

(6)	The parties shall construe the term “Fully-Diluted Basis” mutatis mutandis in the case where Epinomics is organized as a limited liability company.

(B)	The Purchase Right shall terminate upon the earliest to occur of the following (each a “Termination Event”):

(1)

Stanford’s execution of an investor rights agreement or similar agreement (each a “Rights Agreement”) in connection with a Threshold Qualifying Offering so long the Rights Agreement satisfies the terms of this Section 7.4 and Section 7.5 below;

(2)	Stanford purchases less than its entire Share of a Qualifying Offering;

(3)

Stanford fails to give an election notice within the Notice Period for a Qualifying Offering which has its final closing within 90 days of the date such notice is received by Stanford and which is closed on terms that are the same or less favorable to the investors as the terms stated in Epinomics’s notice to Stanford;

(4)	The closing of a firm commitment underwritten public offering of Epinomics’s common stock; or

(5)	The closing of the sale of all or substantially all of Epinomics’s assets to a company publicly traded on one of the major recognized exchanges.

(C)

The Purchase Right shall not apply to the issuance of securities: (i) to employees, individuals who are members of Epinomics’s Board of Directors as of the time of issuance, and service providers to Epinomics pursuant to a plan approved by Epinomics’s Board of Directors; or (ii) as additional consideration in lending or leasing transactions; or (iii) to an entity pursuant to an arrangement that Epinomics’s Board of Directors determines in good faith is a strategic partnership or similar arrangement of Epinomics (i.e., an arrangement in which the entity’s purchase of securities is not primarily for the purpose of financing Epinomics); or (iv) to owners of another entity in connection with the acquisition of that entity by Epinomics.

(D)

For the avoidance of doubt: (i) any securities Stanford may acquire or have the right to acquire under Section 7.2 or 7.3 shall not reduce the number of securities Stanford may purchase under this Section 7.4 or under any applicable Rights Agreement; and (ii) Stanford shall not be obligated to purchase under this Section 7.4 any Epinomics securities it has the right to acquire under Section 7.2 or 7.3 above.

7.5	Rights Agreements; Information Rights; Notice; Elections.

(A)

Epinomics shall ensure that each Rights Agreement executed by Stanford in connection with a Qualifying Offering will grant to Stanford the same rights as all other investors who are parties to that Rights Agreement. In particular, Epinomics shall ensure that each such Rights Agreement will grant to Stanford the same right to purchase additional securities in future offerings, the same information rights, and the same registration rights as are granted to other parties thereto, including all such rights granted to any investor designated as a “Major Investor” or other similar designation, even if Stanford is not so designated.

(B)	Notwithstanding any terms to the contrary contained in any applicable Rights Agreement:

(1)	Stanford shall not have any representation on the Board of Directors or rights to attend meetings of the Board of Directors;

(2)

In connection with all Qualifying Offerings, Epinomics shall give Stanford notice of the terms of the offering, including: (i) the names of the investors, the allocation of equity securities among them and the total amounts to be invested by each of them in such offering; (ii) pre- and post- (projected) financing capitalization table; (iii) investor presentation (if available); (iv) an introduction to the lead investor in such offering for the purpose of discussing the lead investor’s due diligence process; and (v) such other documents and information as Stanford may reasonably request for the purpose of making an investment decision or verifying the amount of equity securities it is entitled to purchase in such offering; and

(3)

Stanford may elect to exercise its Purchase Right, in whole or in part, by notice given to Epinomics within 15 Stanford business days (i.e., days other than Saturdays, Sundays, and holidays or other days on which Stanford is officially closed) after receipt of Epinomics’s notice (“Notice Period”).

(C)

If Stanford has no information rights under a Rights Agreement and to the extent that such information has been prepared by Epinomics for other purposes, so long as Stanford holds Epinomics securities, Epinomics shall furnish to Stanford, upon request and as promptly as reasonably practicable, Epinomics’s annual consolidated financial statements and annual operating plan, including an annual report of the holders of Epinomics’s securities, and such other information as Stanford may reasonably request from time to time for the purpose of valuing its interest in Epinomics.

(D)

Notwithstanding any notice provision in this Agreement to the contrary, any notice given under this Agreement that refers or relates to any of Section 7.4 above or this Section 7.5 shall be copied concurrently to pvfnotices@stanford.edu: provided, however, that delivery of the copy will not by itself constitute notice for any purpose under this Agreement.

7.6	License Maintenance Fee.

(A)	Beginning October 15, 2016 and each anniversary thereafter, Epinomics will pay Stanford a yearly license maintenance fee of:

[***]

(B)	Yearly maintenance payments are nonrefundable, but they are creditable each year as described in Section 7.12.

7.7	Milestone Payments. Epinomics will pay Stanford the following milestone payments:

[***]

It is further agreed and notwithstanding the above provisions of this Section 7.7, in the event Epinomics receives a milestone payment from a Sublicensee under a Sublicense and the milestone event giving rise to such milestone payment also triggers a payment obligation on the part of Epinomics under this Section 7.7, Epinomics shall be obligated to pay Stanford only a single payment, such payment to be the higher of the applicable milestone payment set forth in this Section 7.7and the payment owing to Stanford under Section 4.6 as applicable, with respect to such milestone payment from such Sublicensee

7.8	Earned Royalty. Epinomics will pay Stanford earned royalties (Y%) on Net Sales as follows:

[***]

7.9

Combination Product. In the event that a Licensed Product is sold in combination with another product, component or service for which no royalty would be due hereunder if sold separately (together as a combination, “Combination Product”), Net Sales from such Combination Product sales for purposes of calculating the amounts due under this Article 7 shall be calculated by multiplying the Net Sales of the Combination Product by the fraction (A-B)/A, where A is the market value of the Combination Product as determined by its separately listed sale price and B is the market value of the other products, components or services as determined by their separately listed sale price (if any). In the event that the other product/s, component/s or service/s are not separately listed, the average of the separately listed sale price during the preceding calendar quarter of the other product(s), component(s) or service(s) will be used; provided that if separate sales of the other product/s, component/s or service/s were not made during the preceding calendar quarter, then the Net Sales on the Combination Product shall be reasonably allocated between such Licensed Product, and such other product/s, component/s or service/s based upon their relative importance and proprietary protection as mutually agreed upon by Stanford and Epinomics.

7.10

Single Royalty. No more than one royalty payment under this Agreement shall be due to Stanford with respect to a sale of a particular Licensed Product. Multiple royalties shall not be payable because any Licensed Product, or its manufacture, sale or use, is covered by more than one claim within the Licensed Patents.

7.11

Earned Royalty if Epinomics Challenges the Patent. Notwithstanding the above, should Epinomics bring an action seeking to invalidate any Licensed Patent, Epinomics will pay royalties to Stanford at the rate of 2 x Y percent (2xY%) of the Net Sales of all Licensed Products sold during the pendency of such action. Moreover, should the outcome of such action determine that any claim of a patent challenged by Epinomics is both valid and infringed by a Licensed Product, Epinomics will pay royalties at the rate of 3 x Y percent (3xY%) of the Net Sales of all Licensed Products sold after such determination.

7.12	Creditable Payments. The license maintenance fee for a year may be offset against earned royalty payments due on Net Sales occurring in that year.

For example:

[***]

7.13

Obligation to Pay Royalties. An earned royalty is due Stanford under this Agreement for each Licensed Product sold, transferred, or otherwise disposed under the licenses granted. For convenience’s sake, the amount of that royalty is calculated using Net Sales. During the term of this Agreement an earned royalty is due Stanford pursuant to Section 7.8 on a country-by-country basis until the date of expiration of the last Licensed Patent to expire within such country of manufacture, use, import, or sale covering such Licensed Product. Thereafter, no further royalties shall be due with respect to such Licensed Product in such country. Nonetheless, if certain Licensed Products are made, used, imported, or offered for sale before the date this Agreement terminates, and those Licensed Products are sold after the termination date, Epinomics will pay Stanford an earned royalty for its exercise of rights based on the Net Sales of those Licensed Products; [***].

7.14	No Escrow. Epinomics shall not pay royalties into any escrow or other similar account.

7.15

Currency. Epinomics will calculate the royalty on sales in currencies other than U.S. Dollars using the appropriate foreign exchange rate for the currency quoted by the Wall Street Journal on the close of business on the last banking day of each calendar quarter. Epinomics will make royalty payments to Stanford in U.S. Dollars.

7.16	Non-U.S. Taxes. Epinomics will pay all non-U.S. taxes related to royalty payments. These payments are not deductible from any payments due to Stanford.

7.17	Interest. Any payments not made when due will bear interest at the lower of (a) the Prime Rate published in the Wall Street Journal plus 200 basis points or (b) the maximum rate permitted by law.

8.	ROYALTY REPORTS, PAYMENTS, AND ACCOUNTING

8.1

Quarterly Earned Royalty Payment and Report. Beginning with the first sale of a Licensed Product by Epinomics or a Sublicensee, Epinomics will submit to Stanford a written report (even if there are no sales) and an earned royalty payment within sixty (60) days after the end of each calendar quarter. This report will be in the form of Appendix B and will state the number, description, and aggregate Net Sales of Licensed Product during the completed calendar quarter. The report will include an overview of the process and documents relied upon to permit Stanford to understand how the earned royalties are calculated. With each report Epinomics will include any earned royalty payment due Stanford for the completed calendar quarter (as calculated under Section 7.8).

8.2

No Refund. In the event that a validity or non-infringement challenge of a Licensed Patent brought by Epinomics is successful, Epinomics will have no right to recoup any royalties paid before or during the period challenge.

8.3

Termination Report. Epinomics will pay to Stanford all applicable royalties and submit to Stanford a written report within 90 days after the license terminates. Epinomics will continue to submit earned royalty payments and reports to Stanford after the license terminates, until all Licensed Products made or imported under the license have been sold.

8.4

Accounting. Epinomics will maintain records showing manufacture, importation, sale, and use of a Licensed Product for 7 years from the date of sale of that Licensed Product. Records will include general-ledger records showing cash receipts and expenses, and records that include: production records, customers, invoices, serial numbers, and related information in sufficient detail to enable Stanford to determine the royalties payable under this Agreement.

8.5

Audit by Stanford. Upon reasonable advance notice, Epinomics will allow Stanford or its designee once per year to examine Epinomics’s records maintained in accordance with Section 8.4 as reasonably necessary to verify payments made by Epinomics under this Agreement.

8.6

Paying for Audit. Stanford will pay for any audit done under Section 8.5. But if the audit reveals an underreporting of earned royalties due Stanford of 5% or more for the period being audited, Epinomics will pay the audit costs.

8.7

Self-audit. Epinomics will conduct an independent audit of sales and royalties at least every 2 years if annual Net Sales of Licensed Product are over $5,000,000. The audit will address, at a minimum, the amount of gross sales by or on behalf of Epinomics during the audit period, the amount of funds owed to Stanford under this Agreement, and whether the amount owed has been paid to Stanford and is reflected in the records of Epinomics. Epinomics will submit the auditor’s report promptly to Stanford upon completion. Epinomics will pay for the entire cost of the audit.

9.	EXCLUSIONS AND NEGATION OF WARRANTIES

9.1

Negation of Warranties. Stanford provides Epinomics the rights granted in this Agreement AS IS and WITH ALL FAULTS. Stanford makes no representations and extends no warranties of any kind, either express or implied. Among other things, Stanford disclaims any express or implied warranty:

(A)	of merchantability, of fitness for a particular purpose;

(B)	of non-infringement; or

(C)	arising out of any course of dealing.

9.2	No Representation of Licensed Patent. Epinomics also acknowledges that Stanford does not represent or warrant:

(A)	the validity or scope of any Licensed Patent; or

(B)	that the exploitation of Licensed Patent will be successful.

10.	INDEMNITY

10.1	Indemnification.

(A)

Epinomics will indemnify, hold harmless, and defend all Stanford Indemnitees against any claim of any kind arising out of or related to the exercise of any rights granted Epinomics under this Agreement or the breach of this Agreement by Epinomics. Stanford agrees to inform Epinomics promptly in writing of any claim or threatened claim that may give rise to an obligation of indemnity under this Agreement of which Stanford becomes aware. Epinomics’ obligations to a Stanford Indemnitee under this section may be relieved only to the extent that Epinomics can demonstrate material prejudice caused by (1) Stanford’s failure to provide adequate or timely notice of the claim; (2) the Stanford Indemnitee making an admission regarding such claim without the prior written consent of Epinomics, which consent shall not be unreasonably withheld; and (3) the gross negligence or willful misconduct of the Stanford Indemnitee. Stanford will provide Epinomics with the exclusive control of the defense or settlement of each claim, provided that Epinomics must do so in a manner that does not adversely affect Stanford’s interests and it must obtain Stanford’s prior consent to any settlement.

(B)

HHMI Indemnitees will be indemnified, defended by counsel acceptable to HHMI, and held harmless by Epinomics from and against any claim, liability, cost, expense, damage, deficiency, loss, or obligation, of any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of defense) (collectively, “Claims”), based upon, arising out of, or otherwise relating to this Agreement, including without limitation any cause of action relating to product liability. The previous sentence will not apply to any Claim that is determined with finality by a court of competent jurisdiction to result solely from the gross negligence or willful misconduct of an HHMI Indemnitee. Notwithstanding any other provision of this Agreement, Epinomics’s obligation to defend, indemnify and hold harmless the HHMI Indemnitees under this paragraph will not be subject to any limitation or exclusion of liability or damages or otherwise limited in any way.

10.2

No Indirect Liability. Neither party shall be liable for any special, consequential, lost profit, expectation, punitive or other indirect damages in connection with any claim arising out of or related to this Agreement, whether grounded in tort (including negligence), strict liability, contract, or otherwise; provided however that the foregoing shall not apply:

(A)	to any claim for which Epinomics is obligated to indemnify any HHMI Indemnitee under Section 10.1(B); and

(B)	to any right of action for infringement, contributory infringement or inducement of infringement Stanford may have under any applicable law.

Stanford shall not have any responsibilities or liabilities whatsoever with respect to Licensed Product(s).

10.3	Workers’ Compensation. Epinomics will comply with all statutory workers’ compensation and employers’ liability requirements for activities performed under this Agreement.

10.4

Insurance. During the term of this Agreement, Epinomics will maintain Comprehensive General Liability Insurance, including Product Liability Insurance, with a reputable and financially secure insurance carrier to cover the activities of Epinomics and its Affiliates and will require its Sublicensees to carry such insurance to cover the activities of such Sublicensees. The insurance will provide minimum limits of liability of $5,000,000 and will include all Stanford Indemnitees and HHMI Indemnitees as additional insureds. Insurance must cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement and must be placed with carriers with ratings of at least A- as rated by A.M. Best. Within 15 days of the Effective Date of this Agreement, Epinomics will furnish a Certificate of Insurance evidencing primary coverage and additional insured requirements. Epinomics will provide to Stanford 30 days prior written notice of cancellation or material change to this insurance coverage. Epinomics will advise Stanford in writing that it maintains excess liability coverage (following form) over primary insurance for at least the minimum limits set forth above. All insurance of Epinomics will be primary coverage; insurance of Stanford Indemnitees and HHMI Indemnitees will be excess and noncontributory.

11.	EXPORT

Epinomics and its Affiliates and Sublicensees shall comply with all United States laws and regulations controlling the export of licensed commodities and technical data. (For the purpose of this paragraph, “licensed commodities” means any article, material or supply but does not include information; and “technical data” means tangible or intangible technical information that is subject to U.S. export regulations, including blueprints, plans, diagrams, models, formulae, tables, engineering designs and specifications, manuals and instructions.) These laws and regulations may include, but are not limited to, the Export Administration Regulations (15 CFR 730-774), the International Traffic in Arms Regulations (22 CFR 120-130) and the various economic sanctions regulations administered by the U.S. Department of the Treasury (31 CFR 500-600).

Among other things, these laws and regulations prohibit or require a license for the export or retransfer of certain commodities and technical data to specified countries, entities and persons. Epinomics hereby gives written assurance that it will comply with, and will cause its Affiliates and Sublicensees to comply with all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its Affiliates or Sublicensees, and that it will indemnify, defend and hold Stanford harmless for the consequences of any such violation.

12.	MARKING

Before any Licensed Patent issues, Epinomics will mark Licensed Product with the words “Patent Pending.” Otherwise, Epinomics will mark Licensed Product with the number of any issued Licensed Patent.

13.	NAMES AND MARKS

Epinomics will not use (i) Stanford’s or HHMI’s name or other trademarks, (ii) the name or trademarks of any organization related to Stanford or HHMI, or (iii) the name of any Stanford or HHMI faculty member, employee, student or volunteer without the prior written consent of the party (Stanford, or HHMI, or the applicable individual, as the case may be) whose name or trademark is being used. Permission may be withheld at Stanford’s or HHMI’s sole discretion. This prohibition includes, but is not limited to, use in press releases, advertising, marketing materials, other promotional materials, presentations, case studies, reports, websites, application or software interfaces, and other electronic media. Notwithstanding anything to the contrary herein, Epinomics may without prior permission, reasonably utilize Stanford’s name or names of Stanford employees in statements of fact (provided such statements do not imply endorsement of Epinomics’s products or services) in legal proceedings, patent filings, and regulatory filings.

14.	PROSECUTION AND PROTECTION OF PATENTS

14.1	Patent Prosecution.

(A)

Stanford will be responsible for and will keep Epinomics reasonably informed as to the preparing, filing, and prosecuting and maintaining all Licensed Patents. Epinomics will receive copies of all documentation and substantive actions pertaining to the filing, prosecution, and maintenance of Licensed Patents. Epinomics will have reasonable opportunities to participate in decision making and Stanford will give Epinomics a reasonable opportunity to comment on material documents filed with any patent office with respect to the Licensed Patents and will consider in good faith and use reasonable efforts to incorporate Epinomics’s comments.

(B)	Stanford will, at Epinomics’s request, file, prosecute and maintain Licensed Patents in foreign countries, if available.

(C)

In the event Epinomics decides that it no longer intends to pay for prosecution or maintenance of any particular patent application or patent within the Licensed Patents, Epinomics shall provide Stanford three (3) months’ notice before the patent office deadline. Stanford may in its discretion continue to prosecute and maintain such patent application or patent at its expense. Pursuant to Section15.1(B), such patent application or patent shall cease to be within the Licensed Patents for purposes of this Agreement.

14.2	Patent Costs. Within 30 days after receiving a statement from Stanford, Epinomics will reimburse Stanford:

(A)	$1771.90 to offset Licensed Patent’s patenting expenses, including any interference or reexamination matters, reasonably incurred by Stanford before the Effective Date; and

(B)

for all out-of-pocket Licensed Patent’s patenting expenses, including any interference or reexamination matters, incurred by Stanford after the Effective Date. In all instances, Stanford will pay the fees prescribed for large entities to the United States Patent and Trademark Office.

14.3

Infringement Procedure. Each party will promptly notify the other party if it believes a third party infringes a Licensed Patent or if a third party files a declaratory judgment action with respect to any Licensed Patent. During the Exclusive Term of this Agreement and if Epinomics is developing Licensed Product, Epinomics may have the right to institute a suit in the Exclusive Field of Use against or defend any declaratory judgment action initiated by this third party as provided in Section 14.4 through and including Section 14.9.

14.4

Stanford Suit. If neither Section 14.5 or 14.6 apply, or if Epinomics does not initiate an enforcement action within 120 days of a request by Stanford to do so or Epinomics does not elect to control a declaratory judgment action within 90 days of receiving notice that such action has been filed, Stanford may institute suit and may name Epinomics as a party for standing purposes. If Stanford decides to institute suit, it will notify Epinomics in writing. If Epinomics does not notify Stanford in writing that it desires to jointly prosecute the suit within 15 days after the date of the notice, Epinomics will assign and hereby does assign to Stanford all rights, causes of action, and damages resulting from the alleged infringement. Stanford will bear the entire cost of the litigation and will retain the entire amount of any recovery or settlement.

14.5	Joint Suit. If Stanford and Epinomics so agree, they may institute suit or defend the declaratory judgment action jointly. If so, they will:

(A)	prosecute the suit in both their names;

(B)	bear the out-of-pocket costs equally;

(C)	share any recovery or settlement equally; and

(D)	agree how they will exercise control over the action.

14.6

Epinomics Suit. During the Exclusive Term in the Exclusive Field of Use and during the Research Field Exclusivity Period in the Research Field of Use, Epinomics has the first right to institute suit, or defend any action for declaratory judgment relating to the Licensed Patent in that specific field and to prosecute a suit or defend any declaratory judgment action so long as it conforms with the requirements of this Section 14.6 and Epinomics, its Affiliates or its Sublicensee is using commercially reasonable efforts to develop and/or manufacture and sell Licensed Product. If Epinomics decides to institute suit or defend any action, it will notify Stanford in writing and give Stanford the opportunity to agree to jointly initiate suit or defend the action as provided in Section 14.5. If Stanford declines to join, Epinomics will diligently pursue the suit and Epinomics will bear the entire cost of the litigation, including expenses and counsel fees incurred by Stanford. Epinomics will keep Stanford reasonably apprised of all developments in the suit, and will seek Stanford’s input and approval on any substantive submissions or positions taken in the litigation regarding the scope, validity and enforceability of the Licensed Patent. Epinomics will not prosecute, settle or otherwise compromise any such suit in a manner that adversely affects Stanford’s interests without Stanford’s prior written consent. Stanford may be named as a party only if

(A)

Epinomics’s and Stanford’s respective counsel recommend that such action is necessary in their reasonable opinion to achieve standing, or a court has required or will require such joinder to pursue the action;

(B)	Stanford is not the first named party in the action; and

(C)	the pleadings and any public statements about the action state that Epinomics is pursuing the action and that Epinomics has the right to join Stanford as a party.

14.7

Cooperation. After the expiration of the Research Field Exclusivity Period, in the event of an infringement or declaratory action relating to the Licensed Patent in the Research Field of Use, Epinomics and Stanford will meet to discuss next steps to take about the known or suspected infringement. Such steps will also consider the rights and interests of any other parties who may have license rights to the Licensed Patents.

14.8	Recovery. If Epinomics sues under Section 14.6, then any recovery in excess of any unrecovered litigation costs and fees will be shared with Stanford as follows:

(A)	any payment for past sales will be deemed Net Sales, and Epinomics will pay Stanford royalties at the rates specified in Section 7.8;

(B)	any payment for future sales will be deemed a payment under a Sublicense, and royalties will be shared as specified in Section 4.6; and

(C)	Epinomics and Stanford will negotiate in good faith appropriate compensation to Stanford for any non-cash settlement or non-cash cross-license.

14.9

Abandonment of Suit. If either Stanford or Epinomics commences a suit and thereafter elects to abandon the suit, it will give timely notice to the other party. The other party may continue prosecution of the suit after Stanford and Epinomics agree on the sharing of expenses and any recovery in the suit.

15.	TERMINATION

15.1	Termination by Epinomics.

(A)	Epinomics may terminate this Agreement by giving Stanford written notice at least 30 days in advance of the effective date of termination selected by Epinomics.

(B)

Epinomics may terminate this Agreement as to any particular patent application or patent within the Licensed Patents by giving Stanford written notice at least 30 days in advance of the effective date of termination selected by Epinomics. From and after the effective date of a termination under this Section 15.1 with respect to a particular patent application or patent, such patent application or patent in the particular country shall cease to be within the Licensed Patents for purposes of this Agreement.

15.2	Termination by Stanford.

(A)	Stanford may also terminate this Agreement on thirty (30) days written notice if Epinomics:

(1)	is in material default in the provision of any report or payment of amounts due;

(2)	is not using commercially reasonably efforts in developing and commercializing Licensed Product;

(3)

misses a milestone described in Appendix A, subject to Epinomics’s right to extend the timeline for milestones pursuant to Section 6.1, and further subject to the specific remedies in Section 6.1 for failure to meet Milestone 6 in Appendix A;

(4)	is in material breach of any provision; or

(5)	provides any materially false report.

(B)	Termination under this Section 15.2 will take effect 30 days after written notice by Stanford unless Epinomics remedies the specified default or breach in that 30-day period.

15.3	Surviving Provisions. Surviving any termination or expiration are:

(A)	Epinomics’s obligation to pay royalties accrued or accruable;

(B)	any claim of Epinomics or Stanford, accrued or to accrue, because of any breach or default by the other party; and

(C)	the provisions of Articles 8, 9, and 10, 11, 12, 13, 17, 18, 19, 20, and Sections 15.3, and any other provision that by its nature is intended to survive; and

(D)	any Sublicense granted hereunder, provided that the Sublicensee agrees in writing to be bound by the applicable terms of this Agreement.

16.	CHANGE OF CONTROL AND NON-ASSIGNABILITY

16.1	Change of Control. If there is a Change of Control, Epinomics will pay Stanford [***] (“Change of Control Fee”) upon assignment of this Agreement per Section 16.2.

16.2	Conditions of Assignment under Change of Control. Epinomics may assign this Agreement as part of a Change of Control upon prior and complete performance of the following conditions:

(A)	Epinomics must give Stanford 15 days prior written notice of the assignment, including the new assignee’s contact information; and

(B)	the new assignee must agree in writing to Stanford to be bound by this Agreement; and

(C)	Stanford must have received the full Change of Control Fee, provided that such fee shall be due for the first Change of Control under this Agreement only.

16.3

After the Assignment. Upon a permitted assignment of this Agreement pursuant to Article 16, Epinomics will be released of liability under this Agreement and the term “Epinomics” in this Agreement will mean the assignee.

16.4

Bankruptcy. In the event of a bankruptcy, assignment is permitted only to a party that can provide adequate assurance of future performance, including diligent development and sales, of Licensed Product.

16.5

Nonassignability of Agreement. Except in conformity with Sections 16.2 and 16.4, this Agreement is not assignable by Epinomics under any other circumstances and any attempt to assign this Agreement by Epinomics is null and void.

17.	DISPUTE RESOLUTION

17.1

Dispute Resolution by Arbitration. Any dispute between the parties regarding any payments made or due (including for Nonroyalty Sublicensing Consideration) under this Agreement, will be settled by arbitration in accordance with the JAMS Arbitration Rules and Procedures. The parties are not obligated to settle any other dispute that may arise under this Agreement by arbitration. Notwithstanding the foregoing, no dispute affecting the rights or property of HHMI shall be subject to the arbitration provisions set forth in this Article 17.

17.2

Request for Arbitration. Either party may request such arbitration. Stanford and Epinomics will mutually agree in writing on a third party arbitrator selected according to the JAMS Arbitration Rules and Procedures or mutually agreed upon in writing by Stanford and Epinomics within 30 days of the arbitration request. The arbitrator’s decision will be final and nonappealable and may be entered in any court having jurisdiction.

17.3

Discovery. The parties will be entitled to discovery as if the arbitration were a civil suit in the California Superior Court. The arbitrator may limit the scope, time, and issues involved in discovery according to the JAMS Arbitration Rules and Procedures.

17.4	Place of Arbitration. The arbitration will be held in Stanford, California unless the parties mutually agree in writing to another place.

17.5

Patent Validity. Any dispute regarding the validity of any Licensed Patent shall be litigated in the courts located in Santa Clara County, California, and the parties agree not to challenge personal jurisdiction in that forum.

18.	NOTICES

18.1

Legal Action. Epinomics will provide written notice to Stanford at least three months prior to bringing an action seeking to invalidate any Licensed Patent or a declaration of non-infringement. Epinomics will include with such written notice an identification of all prior art it believes invalidates any claim of the Licensed Patent.

18.2	All Notices. All notices under this Agreement are deemed fully given when written, addressed, and sent as follows:

All general notices to Epinomics are mailed or emailed to:

EPINOMICS

1430 O’Brien Dr, Ste D-1

Menlo Park, CA 94025

epi@Epinomics.co

All financial invoices to Epinomics (i.e., accounting contact) are e-mailed to:

EPINOMICS

epi@Epinomics.co

(cc: fin@Epinomics.co)

All progress report invoices to Epinomics (i.e., technical contact) are e-mailed to:

EPINOMICS

epi@Epinomics.co

(cc: fin@Epinomics.co)

All general notices to Stanford are e-mailed or mailed to:

Office of Technology Licensing

3000 El Camino Real

Building 5, Suite 300

Palo Alto, CA 94306-2100

info@otlmail.stanford.edu

All payments to Stanford are mailed to:

Stanford University

Office of Technology Licensing

Department #44439

P.O. Box 44000

San Francisco, CA 94144-4439

All progress reports to Stanford are e-mailed or mailed to:

Office of Technology Licensing

3000 El Camino Real

Building 5, Suite 300

Palo Alto, CA 94306-2100

info@otlmail.stanford.edu

Either party may change its address with written notice to the other party.

19.	CONFIDENTIALITY

19.1

Stanford shall maintain the reports and information provided to Stanford pursuant Sections 4.5 (copy of Sublicense and Sublicense royalty reports), 6.2 (progress reports), 8.1 (earned royalty report), 8.3 (termination report), 8.5 (audit by Stanford) and 8.7 (self audit) of this Agreement in confidence and will not disclose any of the foregoing to any third party, except as required by law, and shall not use such information except in accordance with the terms of this Agreement and for Stanford’s internal reporting purposes. Stanford’s obligation of confidentiality hereunder shall be fulfilled by using at least the same degree of care with Epinomics’s confidential information as it uses to protect its other confidential information. Stanford is permitted to share such reports and information with HHMI.

19.2	Any obligation set forth in the preceding paragraph shall not apply to any information, knowledge, and/or know-how which:

(A)	Is or hereafter becomes a part of the public knowledge through no fault of Stanford;

(B)	Stanford can demonstrate was in its rightful possession prior to the time of disclosure by Epinomics; and

(C)	Stanford can demonstrate was received by it from a third party who did not receive the same from Epinomics.

20.	MISCELLANEOUS

20.1	Waiver. No term of this Agreement can be waived except by the written consent of the party waiving compliance.

20.2

Choice of Law. This Agreement and any dispute arising under it is governed by the laws of the State of California, United States of America, applicable to agreements negotiated, executed, and performed within California.

20.3

Entire Agreement. The parties have read this Agreement and agree to be bound by its terms, and further agree that it constitutes the complete and entire agreement of the parties and supersedes all previous communications, oral or written, and all other communications between them relating to the license and to the subject hereof. This Agreement may not be amended except by writing executed by authorized representatives of both parties. No representations or statements of any kind made by either party, which are not expressly stated herein, will be binding on such party.

20.4

Exclusive Forum. The state and federal courts having jurisdiction over Stanford, California, United States of America, provide the exclusive forum for any court action between the parties relating to this Agreement. Epinomics submits to the jurisdiction of such courts, and waives any claim that such a court lacks jurisdiction over Epinomics or constitutes an inconvenient or improper forum.

20.5

Third Party Beneficiary. HHMI is not a party to this Agreement and has no liability to any licensee, sublicensee, or user of anything covered by this Agreement, but HHMI is an intended third-party beneficiary of this Agreement and certain of its provisions are for the benefit of HHMI and are enforceable by HHMI in its own name.

20.6	Headings. No headings in this Agreement affect its interpretation.

20.7

Electronic Copy. The parties to this document agree that a copy of the original signature (including an electronic copy) may be used for any and all purposes for which the original signature may have been used. The parties further waive any right to challenge the admissibility or authenticity of this document in a court of law based solely on the absence of an original signature.

The parties execute this Agreement in duplicate originals by their duly authorized officers or representatives.

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY

Signature:	/s/ Katharine Ku
Name:	Katharine Ku
Title:	Executive Director, Technology Licensing
Date:	November 4, 2015

EPINOMICS

Signature:	/s/ Paul Giresi
Name:	Paul Giresi
Title:	Officer
Date:	November 4, 2015

Appendix A—Milestones

[***]

Appendix B—Sample Reporting Form

Stanford Docket No. S        —

This report is provided pursuant to the license agreement between Stanford University and (Company Name)

License Agreement Effective Date:

Name(s) of Licensed Products being reported:

Report Covering Period
Yearly Maintenance Fee	$
Number of Sublicenses Executed
Gross Revenue
U.S. Gross Revenue	$
Non-U. S. Gross Revenue	$
Net Sales
U.S. Net Sales	$
Non-U. S. Net Sales	$
Royalty Calculation
Royalty Subtotal	$
Credit	$
Royalty Due	$

Comments:

Appendix C—Letter Stating Value of Shares

1430 O’Brien Drive, Suite D-l

Menlo Park, CA 94025

<insert Effective Date of License Agreement>

Ms. Katharine Ku

Executive Director, Office of Technology Licensing

3000 El Camino Real, Building 5, Suite 300

Palo Alto, CA 94306

Dear Ms. Ku:

As of effective date of the license agreement, the Epinomics Board of Directors determined the fair market value of the common stock of Epinomics to be $             per share.

Sincerely,

<Name>

<Title>